Exhibit 99.1

NEWS RELEASE
For Immediate Release
May 7, 2008

Chesapeake Reports First-Quarter 2008 Results

RICHMOND, Va. – Chesapeake Corporation (NYSE: CSK) today reported financial results for the first quarter of 2008.

First-Quarter 2008 Consolidated Results

•	Net sales of $252.9 million declined 7 percent when compared to the first quarter of 2007, and declined 13 percent excluding the effect of changes in foreign currency exchange rates.

•
Operating income exclusive of goodwill impairments, gains or losses on divestitures and restructuring expenses, asset impairments and other exit costs (collectively “special items”) was $0.1 million, down $15.9 million when compared to the first quarter of 2007, and was down $16.8 million compared to the first quarter of 2007 excluding the effect of changes in foreign currency exchange rates.

•
Loss from continuing operations was $8.4 million, or $0.43 per share, compared to income from continuing operations of $0.9 million, or $0.05 per share, for the first quarter of 2007.  Excluding special items, loss from continuing operations was $8.0 million, or $0.41 per share, compared to income from continuing operations of $1.6 million, or $0.08 per share, for the first quarter of 2007.

“We expected financial results for the first half of the year to be below those in 2007, and the first quarter was worse than expected,” said Andrew J. Kohut, Chesapeake’s president & chief executive officer.  “The second quarter should be better than the first, and we expect the second half of the year to build on this momentum because of a robust business pipeline and benefits from process improvement initiatives.

“We have made good progress on refinancing our senior revolving credit facility and have a commitment letter to have a new $250-million senior secured credit facility by the end of June,” added Kohut.  “We are also actively exploring options for non-core or underperforming assets.”

Segment Results

The following discussion compares the results of the business segments for the first quarter of 2008 with the first quarter of 2007 and excludes the effect of changes in foreign currency exchange rates and special items.

Paperboard Packaging

Net sales for the first quarter of 2008 decreased 16 percent, or $36.9 million, compared to the same period in 2007.  The decline in net sales was due to lower sales of both branded products and pharmaceutical and healthcare packaging.  The sales decline in branded products packaging was approximately 21 percent and was primarily due to decreased sales in the U.K., slightly offset by increased sales of German confectionery packaging.  The decline in pharmaceutical and healthcare packaging sales was approximately 11 percent and was primarily a result of price declines, competitive market conditions and the timing of new product launches by customers.

Operating loss for the first quarter of 2008 was unfavorable compared to operating income in the same period in 2007 by $13.9 million.  The decrease in operating results was largely due to decreased sales volumes throughout the segment, pricing pressures and start-up costs associated with new products, facility relocations and process improvement initiatives.

Plastic Packaging

Net sales for the first quarter of 2008 increased 4 percent, or $1.8 million, over the comparable quarter in 2007.  The increase in net sales during the first quarter was primarily due to the partial pass through of higher raw material costs.

Operating income for the first quarter of 2008 declined 39 percent, or $2.7 million, compared to the same period in 2007. The decrease in operating income for the first quarter was primarily due to weakness in the South African beverage operation, which resulted primarily from price declines due to competitive market conditions and from increased raw material costs.

Liquidity

Net cash used in operating activities was $5.0 million for the first quarter of 2008, compared to net cash provided by operating activities of $14.2 million for the first quarter of 2007.  The decrease in net cash provided by operating activities was primarily due to the decrease in operating results and increased working capital requirements compared to the same period in 2007.  Exclusive of restructuring spending, net cash used in operating activities was $3.4 million for the first quarter of 2008 compared to net cash provided by operating activities of $16.3 million for the first quarter of 2007.

Total debt at March 30, 2008 was $543.2 million, of which $190.4 million was designated as current, compared to total debt of $515.3 million at December 30, 2007, of which $6.9 million was designated as current. The increase in the current portion of long-term debt resulted from the reclassification of the company’s 2004 senior revolving credit facility, which matures in February 2009.  Changes in foreign currency exchange rates increased total debt approximately $11.1 million at the end of the first quarter of 2008 compared to the end of 2007.

On March 5, 2008, the company obtained agreement from a majority of the lenders under the senior revolving credit facility to amend the facility.  The amendment affects financial maintenance covenants in all four quarters of fiscal 2008, providing an increase in the total leverage ratios and a decrease in the interest coverage ratios.  In addition, interest rates were increased to 450 basis points over LIBOR and basket limitations were imposed for acquisitions, dispositions and other indebtedness, among other changes.  The amendment also stipulated that in the event that the senior revolving credit facility was not fully refinanced prior to March 31, 2008, the company would provide a security interest in substantially all tangible assets of its European subsidiaries.  Activities are currently underway by the lenders under the senior revolving credit facility to obtain security interests in certain of the company’s assets, primarily in the U.K. and Ireland.

The company was in compliance with all of its debt covenants as of the end of the first quarter of fiscal 2008.  However, based on current projections the company may not be in compliance with the financial covenants under the senior revolving credit facility at the end of the second quarter of fiscal 2008.  The company expects to avoid compliance issues with these financial covenants by improving cash flows, reducing outstanding indebtedness, replacing or amending the senior revolving credit facility or obtaining waivers from the lenders, but there can be no assurance that these alternatives will be successfully implemented.  Failure to comply with the financial covenants would be an event of default under the senior revolving credit facility.  If such an event of default were to occur, the lenders under the senior revolving credit facility could require immediate payment of all amounts outstanding under the facility and terminate their commitments to lend under the facility.  Pursuant to cross-default provisions in many of the instruments that govern the company’s other outstanding indebtedness, immediate payment of much of the other outstanding indebtedness could be required, all of which would have a material adverse effect on the business, results of operations and financial condition.

On May 2, 2008, the company entered into a commitment letter with GE Commercial Finance Limited and General Electric Capital Corporation to act as the lead arranger and underwriter to provide a $250-million senior secured credit facility to refinance outstanding borrowings under the company’s 2004 senior revolving credit facility that matures in February 2009. The new facility is expected to include revolving credit and term loans secured by substantially all of the assets of the company’s operations in the U.S. and Europe. The commitment letter is subject to a number of conditions that must be satisfied before the GE facility is funded. While the company anticipates it will close on the refinancing before the end of June 2008, there can be no assurance that such closing will occur.  If the company is unable to refinance the senior revolving credit facility by February 2009, all amounts outstanding under the facility will become payable and, pursuant to cross-default provisions in many of the instruments that govern the company’s other outstanding indebtedness, immediate payment of much of the other outstanding indebtedness could be required, all of which would have a material adverse effect on the business, results of operations and financial condition.

U.K. Pension Recovery Plan

As previously disclosed, one of the company’s U.K. subsidiaries is party to a recovery plan for its U.K. pension plan that requires the subsidiary to make annual cash contributions to the pension plan in July each year of at least £6 million above otherwise required levels in order to achieve a funding level of 100 percent by July 2014.  In addition, if an interim funding level for the U.K. pension plan of 90 percent was not achieved by April 5, 2008, the recovery plan requires that an additional supplementary contribution to achieve an interim funding level of 90 percent be paid on or before July 15, 2008.  The funding level of the U.K. pension plan is dependent upon certain actuarial assumptions, including assumptions related to inflation, investment returns and market interest rates, changes in the numbers of plan participants and changes in the benefit obligations and related laws and regulations.  Changes to these assumptions in the past six months have had a significant impact on the calculation of the funding level of the U.K. pension plan.

The company has received the April 2008 valuation of the pension plan's assets and liabilities which indicates that the required supplementary contribution to the pension plan would be £35.6 million to achieve 90 percent funding as of that date under the terms of the current recovery plan. The company’s U.K. subsidiary would be unable to make this supplementary contribution without breaching certain financial covenants of the existing senior revolving credit facility or covenants that are likely to be included in any refinancing thereof.  Any such breach would trigger cross-defaults under substantially all of the company’s other debt, which would have a material adverse effect on our business, results of operations and financial condition.

The company has reached agreement with the U.K. pension plan trustee on the principles of amendments to the recovery plan that will reduce the supplemental payment due on or before July 15, 2008 to ₤6 million and provide additional assurance of, and security for, the company’s future funding of the plan. The company believes the amounts payable under the proposed amended recovery plan can be paid without the company breaching relevant financial covenants. The company and the U.K. pension plan trustee are in the process of finalizing the terms of the amended recovery plan and will seek any appropriate approvals required for the amended recovery plan. While there can be no assurance that the recovery plan will be amended, the company expects to finalize the amended recovery plan prior to the July 15, 2008 payment date.

Income Taxes

The company’s effective income tax rate is heavily influenced by the relationship of U.S. to non-U.S. pre-tax income (losses), as well as by management’s expectations as to the recovery of its U.S. and certain foreign jurisdiction deferred income tax assets and any settlements of income tax contingencies with income tax authorities.

Other Items

Special items for the first quarter of 2008 and the first quarter of 2007 included restructuring expenses, asset impairments and other exit costs of $0.6 million and $0.8 million, respectively.  These charges were primarily associated with workforce reductions.

First-quarter 2008 results included adjustments relating to prior periods, the net impact of which increased net loss from continuing operations before taxes by $0.6 million, decreased loss from continuing operations by $0.3 million and decreased net loss by $0.3 million.  These adjustments, which were deemed immaterial to the current and prior periods, included (1) an overstatement of revenue due to invoicing errors for a particular customer; (2) incorrect capitalization of expenses associated with an inter-company fixed asset transfer; and (3) an understatement of deferred tax assets associated with the sale of one of the company’s U.K. manufacturing facilities.

Conference Call

Chesapeake will hold a conference call today at 11 a.m. Eastern Daylight Time to discuss its first-quarter 2008 results.  The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.chesapeakecorp.com.  Simply click on the "Investor Relations" button in the left column, then on "Conference Calls."  A replay of the webcast will be available later today in that same section of Chesapeake's website.

About Chesapeake Corporation

Chesapeake Corporation protects and promotes the world’s great brands as a leading international supplier of value-added specialty paperboard and plastic packaging. Headquartered in Richmond, Va., the company is one of Europe’s premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets.  Chesapeake has 45 locations in Europe, North America, Africa and Asia and employs approximately 5,400 people worldwide.

Forward-looking Statements

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company’s inability to realize the full extent of the expected savings or benefits from restructuring or cost savings initiatives, and to complete such activities in accordance with their planned timetables and within their expected cost ranges; the effects of competitive products and pricing; changes in production costs, particularly for raw materials such as folding carton and plastics materials, and the ability to pass through increases in raw material costs to customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; changes in governmental policies and regulations; changes in interest rates and credit availability; changes in actuarial assumptions related to pension and postretirement benefits plans and the ability to amend the existing U.K. pension recovery plan; changes in liabilities and cash funding obligations associated with the company’s defined benefit pension plans; the ability to remain in compliance with current debt covenants and to refinance the senior revolving credit facility; fluctuations in foreign currency exchange rates; and other risks that are detailed from time to time in reports filed by Chesapeake with the Securities and Exchange Commission.

Chesapeake Corporation
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	First Quarter
	2008	2007

Net sales	$252.9	$272.0
Costs and expenses:
Cost of products sold	218.1	222.4
Selling, general and administrative expenses	36.7	34.2
Restructuring expenses, asset impairments and other exit costs (a)	0.6	0.8
Other income, net	2.0	0.6
Operating (loss) income	(0.5)	15.2

Interest expense, net	11.5	10.7
(Loss) income from continuing operations before taxes	(12.0)	4.5

Income tax (benefit) expense	(3.6)	3.6
(Loss) income from continuing operations	(8.4)	0.9

Discontinued operations, net of taxes (b)	(0.4)	(0.2)
Net (loss) income	$(8.8)	$0.7

Diluted earnings per share:
(Loss) income from continuing operations	$(0.43)	$0.05
Discontinued operations, net of taxes	(0.02)	(0.01)
Net (loss) income	$(0.45)	$0.04

Weighted average shares and equivalents outstanding - diluted	19.4	19.4

(a) Restructuring expenses, asset impairments and other exit costs in 2008 and 2007 primarily relate to workforce reductions.

(b) Discontinued operations in 2008 and 2007 is primarily related to the tax treatment of the disposition of assets of Wisconsin Tissue Mills Inc. in 1999.

Chesapeake Corporation
Condensed Consolidated Balance Sheets (Unaudited)
($ in millions)

	March 30,	December 30,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$23.1	$10.0
Accounts receivable, net	156.9	163.6
Inventories, net	119.5	121.4
Other current assets	58.2	36.2
Total current assets	357.7	331.2

Property, plant and equipment, net	357.5	358.7
Goodwill	387.4	387.4
Other assets	122.5	136.4
Total assets	$1,225.1	$1,213.7

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$237.9	$228.6
Current portion of long-term debt	190.4	6.9
Income taxes payable	0.1	1.8
Total current liabilities	428.4	237.3

Long-term debt	352.8	508.4
Pension and postretirement benefits	39.3	38.5
Deferred income taxes	42.4	43.8
Long-term income taxes payable	29.0	28.5
Other long-term liabilities	56.2	76.0
Stockholders' equity	277.0	281.2
Total liabilities and stockholders' equity	$1,225.1	$1,213.7

Chesapeake Corporation
Business Segment Highlights (Unaudited)
($ in millions)

First
Quarter

Net sales:
2008
Paperboard Packaging	$200.3
Plastic Packaging	52.6
$252.9
2007
Paperboard Packaging	$225.3
Plastic Packaging	46.7
$272.0

Operating (loss) income:
2008
Paperboard Packaging	$(0.9)
Plastic Packaging	5.0
Corporate	(4.0)
Restructuring expenses, asset impairments and
other exit costs	(0.6)
$(0.5)
2007
Paperboard Packaging	$12.8
Plastic Packaging	7.0
Corporate	(3.8)
Restructuring expenses, asset impairments and
other exit costs	(0.8)
$15.2

Depreciation and amortization:
2008
Paperboard Packaging	$10.8
Plastic Packaging	2.0
Corporate	-
$12.8
2007
Paperboard Packaging	$11.4
Plastic Packaging	1.7
Corporate	0.1
$13.2

Chesapeake Corporation
Non-GAAP Financial Measures (Unaudited)
($ in millions, except per share data)

Non-GAAP Financial Measures

The company presents the following non-GAAP measures of results: operating income (loss); income (loss) from continuing operations; earnings (loss) per share from continuing operations; and cash flows from operating activities. Each is adjusted to exclude special items which include goodwill impairment charges, gains (losses) on the extinguishment of debt, gains (losses) on divestitures, restructuring expenses, asset impairments and other exit costs, and cash spending for restructuring activities.

The company’s management believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because they exclude gains and losses that management believes are not indicative of the ongoing operating results of the business. In addition, these non-GAAP measures are used by management to evaluate the operating performance of the company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for operating income, income from continuing operations, earnings per share from continuing operations or cash flows from operating activities as determined in accordance with GAAP.

	First Quarter

			Excluding
	GAAP Basis		Special Items
CONSOLIDATED RESULTS	2008	2007	2008	2007

Operating (loss) income	$(0.5)	$15.2	$0.1	$16.0
(Loss) income from continuing operations	(8.4)	0.9	(8.0)	1.6
(Loss) earnings per share from continuing operations	(0.43)	0.05	(0.41)	0.08
Net cash (used in) provided by operating activities	(5.0)	14.2	(3.4)	16.3
Capital expenditures	15.7	12.5	15.7	12.5

	First Quarter		Percent Change
			GAAP	Local
SEGMENT RESULTS	2008	2007	Basis	Currency

Net sales:
Paperboard Packaging	$200.3	$225.3	(11.1)%	(16.4)%
Plastic Packaging	52.6	46.7	12.6%	3.9%
	$252.9	$272.0	(7.0)%	(12.9)%
Operating (loss) income:
Paperboard Packaging	$(0.9)	$12.8	(107.0)%	(108.6)%
Plastic Packaging	5.0	7.0	(28.6)%	(38.6)%
Corporate	(4.0)	(3.8)	5.3%	5.3%
Restructuring expenses, asset impairments and
other exit costs	(0.6)	(0.8)	(25.0)%	(25.0)%
	$(0.5)	$15.2	(103.3)%	(109.2)%

Chesapeake Corporation
Non-GAAP Financial Measures (Unaudited)
($ in millions, except per share data)

	First Quarter
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	2008	2007

Operating (loss) income	$(0.5)	$15.2
Add: restructuring expenses, asset impairments and other exit costs	0.6	0.8
Operating income exclusive of special items	$0.1	$16.0

(Loss) income from continuing operations	$(8.4)	$0.9
Add: restructuring expenses, asset impairments and other exit
costs after taxes	0.4	0.7
(Loss) income from continuing operations exclusive of special
items	$(8.0)	$1.6

(Loss) earnings per share from continuing operations	$(0.43)	$0.05
Add: restructuring expenses, asset impairments and other exit
costs after taxes	0.02	0.03
(Loss) earnings per share from continuing operations exclusive of
special items	$(0.41)	$0.08

Cash flows from operating activities	$(5.0)	$14.2
Add: cash spending for restructuring activities	1.6	2.1
Cash flows from operating activities exclusive of special items	$(3.4)	$16.3

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Media Relations Contact:
Joseph C. Vagi
Manager - Corporate Communications
(804) 697-1110
joe.vagi@chesapeakecorp.com
www.chesapeakecorp.com

Investor Relations Contact:
Joel K. Mostrom
Executive Vice President & Chief Financial Officer
(804) 697-1147
joel.mostrom@chesapeakecorp.com
www.chesapeakecorp.com